UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2009

RAIT Financial Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2929 Arch St., 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of RAIT’s Chief Executive Officer. Effective February 22, 2009, Daniel G. Cohen resigned as chief executive officer of RAIT Financial Trust, or RAIT, in order to accept the position of chief executive officer of Alesco Financial Inc., or Alesco, in connection with the merger referenced below. Mr. Cohen will continue to serve as a trustee on the board of trustees of RAIT, or the board. Cohen Brothers, LLC d/b/a Cohen & Company, or Cohen & Company, and Alesco announced a plan to merge on February 20, 2009 and Mr. Cohen serves as the chairman of the board of Cohen & Company and Alesco. In connection with his resignation, Mr. Cohen and RAIT entered into a letter of separation dated as of February 22, 2009, or the letter of separation, which provides that Mr. Cohen shall receive his accrued, but unpaid, annual base salary through his resignation date and payment of any bonus that he earned under RAIT’s 2008 cash award program as determined by RAIT’s compensation committee and any of his accrued and vested benefits under RAIT’s benefit plans, other than severance benefits, and that, except as described above, he will not be entitled to receive any other compensation or benefits as a result of his resignation. The foregoing description of the letter of separation does not purport to be complete and is qualified in its entirety by reference to the full text of the letter of separation filed as Exhibit 10.1 hereto and incorporated herein by reference.

(c) Promotions of RAIT’s New Chief Executive Officer and Chief Operating Officer. Effective February 22, 2009, the board promoted Scott F. Schaeffer to serve as RAIT’s chief executive officer. Mr. Schaeffer will also continue to serve as RAIT’s president. Prior to this promotion, Mr. Schaeffer, age 46, had served as RAIT’s president and chief operating officer since February 2008, RAIT’s co-president and co-chief operating officer from December 2006 to February 2008 and served as RAIT’s president and chief operating officer from September 2000 to December 2006. Mr. Schaeffer served as the vice chairman of the board of directors of Resource America Inc., or Resource America, a specialized asset management company, from 1998 to 2000, the executive vice president of Resource America from 1997 to 1998, and a senior vice president of Resource America from 1995 to 1997. Mr. Schaeffer also served as President of Resource Properties, Inc. (a wholly owned subsidiary of Resource America) from 1992 to 2000. Mr. Schaeffer was, until October 2002, a director of Resource America.

In connection with Mr. Schaeffer’s promotion, on February 22, 2009, the compensation committee of the board approved an amendment to Mr. Schaeffer’s employment agreement, or the Schaeffer amendment, with RAIT and RAIT and Mr. Schaeffer entered into the Schaeffer amendment. The Schaeffer amendment amends Mr. Schaeffer’s employment agreement to reflect his new position and to increase his base salary to an annual rate of $550,000.

Effective February 22, 2009, the board promoted Raphael Licht to serve as RAIT’s chief operating officer. Mr. Licht will also continue to serve as RAIT’s secretary. Prior to this promotion, Mr. Licht, age 40, had served as RAIT’s chief legal officer, chief administrative officer and secretary since December 2006 in connection with RAIT’s merger with Taberna Realty Finance Trust, or Taberna. Mr. Licht has been Taberna’s chief legal officer and secretary since March 2005 and Taberna’s executive vice president and chief administrative officer since April 2006. Mr. Licht also served as the chief legal officer of Cohen & Company from 2001 until April 2006. From 2000 until 2001, Mr. Licht served as general counsel at iATM global.net Corporation, an ATM software joint venture between TRM Corporation (then affiliated with Mr. Cohen) and NCR Corporation. From 1997 until 2000, Mr. Licht was an associate with Morgan Lewis & Bockius LLP, a law firm, specializing in structured finance and securitizations. From 1996 until 1997, Mr. Licht was an associate at Ledgewood, P.C., a law firm, specializing in real estate and securities law.

In connection with Mr. Licht’s promotion, on February 22, 2009, the compensation committee of the board approved an amendment to Mr. Licht’s employment agreement, or the Licht amendment, with RAIT and RAIT and Mr. Licht entered into the Licht amendment. The Licht amendment amends Mr. Licht’s employment agreement to reflect his new position and to increase his base salary to an annual rate of $480,000.

The foregoing descriptions of the Schaeffer amendment and the Licht amendment do not purport to be complete and are qualified in their entirety by reference to the full text of these amendments filed as Exhibits 10.2 and 10.3 hereto and incorporated herein by reference.

(e) The information set forth in Item 5.02 (b) and Item 5.02 (c) above is incorporated herein in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Letter of Separation dated as of February 22, 2009 between RAIT Financial Trust ("RAIT") and Daniel G. Cohen

10.2 Amendment dated as of February 22, 2009 to Employment Agreement between RAIT and Scott F. Schaeffer.

10.3 Amendment dated as of February 22, 2009 to Employment Agreement between RAIT and Raphael Licht.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

February 23, 2009	By:	/s/ Raphael Licht

Name: Raphael Licht
Title: Chief Operating Officer and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Letter of Separation dated as of February 22, 2009 between RAIT Financial Trust (“RAIT”) and Daniel G. Cohen.
10.2	Amendment dated as of February 22, 2009 to Employment Agreement between RAIT and Scott F. Schaeffer.
10.3	Amendment dated as of February 22, 2009 to Employment Agreement between RAIT and Raphael Licht.